Exhibit 10.5

CVS Health Corporation

Long-Term Incentive Plan

1.	Purpose

The purpose of the CVS Health Long-Term Incentive Plan (the “Plan”) is to motivate select executives to focus on the long-term financial goals of CVS Health Corporation (the “Company”) that enhance shareholder value, while simultaneously promoting executive retention and maintaining competitive levels of compensation.

2.	Administration

The Plan shall be administered by the Management Planning and Development Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company under the provisions of the 2010 Incentive Compensation Plan or any successor plan, as amended (the “ICP”), where applicable.  The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to determine Eligible Persons, grant awards under the Plan (each, an “Award”), and determine the amount, terms and conditions and all other matters relating to Awards.  In addition, the Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to construe and interpret rules and regulations for the administration of the Plan, correct defects, supply omissions or reconcile inconsistencies therein, and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan.

Capitalized terms not otherwise defined herein shall have the meaning assigned to such term(s) in the ICP.

3.	Eligibility

Executives employed by the Company or its subsidiaries who are selected by the Committee or its designate shall be eligible to receive an Award under the Plan (an “Eligible Person”).

The Committee may grant Awards under the Plan that are intended to qualify as performance-based compensation within the meaning of the rules under Section 162(m) of the Internal Revenue Code (“the Section 162(m) Rules”) and Awards that are not intended to qualify as performance-based compensation under the Section 162(m) Rules.  In each case, the terms of each Award shall be established pursuant to such procedures and methods as may be approved by the Committee or its designate.

If (a) the Award recipient is a member of the Company’s Business Planning Committee at the time the Award is granted and (b) the Award recipient is expected to be a “covered employee” within the meaning of the Section 162(m) Rules for the calendar year in which the Award is settled, any Award granted under the Plan to the Award recipient shall  qualify as performance-based compensation under the Section 162(m) Rules, and the initial grant and the terms of such Award, as established and approved by the Committee, shall comply with the Section 162(m) Rules.

4.	Awards

(a)

The Committee shall determine the Eligible Persons to whom Awards shall be granted and the terms and conditions relating to the Awards, including but not limited to the target amount of each Eligible Person’s Award, the range of each Eligible Person’s Award that may be earned based on the Company’s performance, the performance period relating to such Awards, the performance criteria that will be used to determine if and to what extent such Awards may be earned by Eligible Persons participating in the Plan and any other provisions as the Committee deems appropriate; provided,  however, that performance criteria with respect to Awards intended to qualify as Section 162(m) performance-based compensation shall be consistent with the ICP, and such determination shall be made within the following time frames:

(i)

At the beginning of any performance period and, if the Awards are  intended to qualify as Section 162(m) performance-based compensation, not later than the earlier of 90 days after the start of the performance period and expiration of 25% of the performance period, or

(ii)

If the Awards are not intended to qualify as Section 162(m) performance-based compensation, then with respect to any new employee, not later than the last day of the calendar year in which the employee commences his or her employment.

(iii)

Subject to the requirements of Section 162(m), the Company has the right to apply negative discretion, at both the aggregate and individual award level and in determining the amount, if any, of an award to an Eligible Participant, and the Participant’s individual performance throughout the Plan Year will be considered by the Company in the final determination of the Eligible Participant’s incentive award.

(b)

A “performance period” shall be defined by the Committee at the time the performance cycle for the Award is established but shall generally begin on January 1st of a calendar year and end on a December 31st of a succeeding calendar year (the “Performance Period”).

(i)	The Committee may establish, in its sole discretion, one or more periodic performance measurement periods within a Performance Period (an “Interim Performance Period”).
(ii)

Any Interim Performance Period(s) commencement and end date(s), corresponding performance criteria and other relevant factors will be established to allow the Company to deduct to the full extent possible under Section 162(m) any compensation paid as a performance award against such pre-determined goals.

(c)

An Award is considered “earned” when the Committee certifies the Company’s financial performance for the relevant performance period (an “Earned Award”) which, with respect to Awards intended to qualify as Section 162(m) performance-based compensation, shall be consistent with the Section 162(m) Rules.

(d)

Settlement of Earned Awards.  At the end of a Performance Period, the Committee shall determine, in its sole discretion, the Earned Award that shall be distributed to each Eligible Person in shares of CVS Health common stock (the “Shares”) based on the level of achievement of the relevant performance criteria.

Any Shares to be issued in connection with an Earned Award shall be issued pursuant to the ICP. The number of Shares issued shall be determined by dividing the Earned Award by the closing price of the Shares (the “Fair Market Value” or “FMV”) on the date the Award is approved by the Committee, which shall be rounded down to the nearest whole share.

Subject to an Eligible Person’s prior election to defer any or all of the Earned Award pursuant to Paragraph 5, the Shares payable in respect of an Earned Award will be paid to the Eligible Person as soon as practicable after the Earned Award is approved by the Committee and in no event later than March 15 following the completion of the relevant performance period.  The Shares associated with the Earned Award will be settled through the issuance to each Eligible Person of a certificate for Shares or such other method of transfer of Shares as may be made in accordance with prevailing Company practice.

5.  Deferral Elections

In accordance with the rules promulgated by the Committee, an Eligible Person may elect to defer any or all of such Earned Award.

6.Termination of Employment

(a)

In the event an Eligible Person ceases to be employed by the Company and any subsidiary of the Company prior to the completion of a Performance Period due to an Eligible Person’s voluntary termination of employment, or the termination of an Eligible Person by the Company for Cause, any Award granted but not yet earned for a Performance Period shall be forfeited.  For this purpose, “Cause” shall be deemed to occur if the Eligible Person (A) willfully and materially breaches any of his or her obligations to the Company with respect to confidentiality, cooperation with regard to litigation, non-disparagement and non-solicitation; (B) is convicted of a felony involving moral turpitude; or (C) engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out Eligible Person’s duties to the Company, resulting, in either case, in material harm to the financial condition or reputation of the Company.

(b)

In the event an Eligible Person ceases to be employed by the Company and any subsidiary of the Company prior to the completion of a Performance Period by reason of death, any Award not yet earned in accordance with Paragraph 4 shall be prorated pursuant to Paragraph 6(f) below.

(c)

In the event an Eligible Person ceases to be actively employed by the Company and any subsidiary of the Company prior to the completion of a Performance Period due to an Eligible Person becoming totally and permanently disabled (as defined in the Company’s Long-Term Disability Plan, or, if not defined in such plan, as defined by the Social Security Administration) while actively employed by Company or a subsidiary of the Company, an Award granted but not yet earned for a Performance Period shall be prorated pursuant to Paragraph 6(f) below.

(d)

In the event an Eligible Person ceases to be employed by the Company and any subsidiary of the Company, due to a Termination by the Company without Cause (as defined above in Paragraph 6(a)) or a “Constructive Termination without Cause” (defined below), any Award granted but not yet earned for a Performance Period shall be prorated pursuant to Paragraph 6(f) below.  “Constructive Termination without Cause” shall mean a termination of the Eligible Person’s employment at his or her initiative as provided under the definition of either “Constructive Termination without Cause” or “Termination by Executive for Good Reason” set forth in the most recent Employment Agreement, as amended, Change in Control Agreement, or other comparable agreement, between the Company and the Eligible Person.  If there is no such Agreement between the Company and the Eligible Person, then Constructive Termination without Cause shall have the same meaning for the Eligible Person as is defined for a similarly-situated Eligible Person in his or her Employment or Change in Control Agreement.

(e)

In the event an Eligible Person’s employment with the Company and any subsidiary of the Company terminates by reason of a “Qualified Retirement,” an Award granted but not yet earned for a Performance Period shall be prorated pursuant to Paragraph 6(f) below. A “Qualified Retirement” shall mean termination of employment after attainment of age fifty-five (55) with at least ten (10) years of continuous service, or attainment of age sixty (60) with at least five (5) years of continuous service, provided that:  (i) if Participant elects to terminate his or her employment voluntarily, Participant has provided the Company with at least twelve (12) months advance notice of his or her retirement date or such other term of advance notice as is determined by the Chief Human Resources Officer of the Company; or (ii) if the Company elects to terminate Participant’s employment, then such termination is without cause. Notwithstanding the forgoing, in the event an Eligible Person is a party to an Employment Agreement with the Company, a Qualified Retirement shall be deemed to occur under this Paragraph if the Eligible Person’s termination of employment qualifies as a Normal Retirement or an Approved Early Retirement under such Employment Agreement.

(f)	Pro Rating

(i)

Subject to Paragraph 6(f)(ii), in the case of Paragraphs 6(b) and 6(c), the Award payable will be determined based on the Eligible Person’s target award and, in the case of Paragraphs 6(d) and 6(e), the Award payable will be determined based on the Company’s actual performance during the applicable Performance Period.  The amount of the Award will be calculated by multiplying the Award amount (based on target or actual performance, as the case may be) by the following fraction: (A) the numerator shall be the number of months elapsed since the beginning of the Performance Period (including any partial month in which the Eligible Person worked as a whole month) and (B) the denominator shall be the total number of months in the Performance Period.  Any payment to an Eligible Person under Paragraphs 6(b) and 6(c) shall be made within two and a half months of such death or disability, as the case may be, and any payment made under Paragraphs 6(d) and 6(e) will be made following completion of the performance period at the same time payment is made to other Eligible Persons in accordance with Paragraph 4(d).

(ii)

Notwithstanding the foregoing and subject to compliance with Section 409A of the Internal Revenue Code, the Committee may provide, in its sole discretion, that the amount payable following terminations described in Paragraphs 6(b) and 6(c) with respect to Awards subject to the Section 162(m) Rules will be determined based on the Company’s actual performance during the applicable Performance Period and payable on the earlier of (i) the time payment is made to other Eligible Persons in accordance with Paragraph 4(d) and (ii) the Company’s first taxable year when payment would not reasonably be anticipated to result in a loss of a tax deduction under the Section 162(m)  Rules.

7.Tax Withholding

The Company will withhold from an Eligible Person’s Earned Award, subject to an Eligible Person’s election to defer all or a portion of the Earned Award, all required federal, state and local payroll taxes, including Medicare taxes.  If an Eligible Person’s Social Security wages have not reached the Social Security maximum taxable wage base at the time the Earned Award is paid or Shares are delivered, Social Security taxes will also be withheld from the Award.

If an Eligible Person elects to defer an Earned Award, the Company may require the Eligible Person to remit to the Company in advance of the actual deferral of such Earned Award, the required FICA withholding taxes, including Social Security and Medicare taxes, in order to ensure compliance with the Sarbanes-Oxley Act of 2002.

8.    Change in Control of the Company

Upon the occurrence of a change in control of the Company, as defined in Section 10(c) of the ICP (a “Change in Control”), the performance criteria for any outstanding Performance Period shall be deemed to have been fully satisfied at target and all outstanding Awards under the Plan shall be come immediately non-forfeitable Earned Awards.  Each Eligible Person shall receive the Target Award for each outstanding Performance Period to be paid as soon as administratively possible within two and a half months  of the Change in Control, subject all applicable Plan provisions and federal regulations governing payment of such Award(s), including but not limited to the Eligible Person’s deferral elections, and Sections 162(m), 4999 and 409A of the Internal Revenue Code.

9.  Recoupment of Awards

Except as may be specifically provided in the Award, each Award under the Plan shall be subject to the terms of the Company’s Recoupment Policy as it exists from time to time, which may require the Eligible Person to immediately repay to the Company the value of any pre-tax economic benefit that he or she may derive from the Plan.

10.  Miscellaneous

(a)

Not a Contract of Employment.  The adoption and maintenance of the Plan shall not be deemed to be a contract of between the Company and an Eligible Person and shall not be consideration for the employment of an Eligible Person.  Nothing contained herein shall be deemed to give an Eligible Person the right to be retained in the employ of the Company or to restrict the right of the Company to discharge an Eligible Person at any time nor shall the Plan be deemed to give the Company the right to require an Eligible Person to remain in the employ of the Company or to restrict an Eligible Person’s right to terminate their employment at any time.

(b)

Non-Assignability of Benefits.  No Eligible Person, Beneficiary or distributees of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and nontransferable.  Any such attempted assignment or transfer shall be void.  No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor or any such Eligible Person, Beneficiary or other distributees for the payment of any debt judgment or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Eligible Person, Beneficiary or other distributes hereunder.

(c)

Amendment and Termination.  The Board may amend, alter, suspend, discontinue or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of Eligible Persons, except that without the consent of an affected Eligible Person, no such Board action may materially and adversely affect the rights of such Eligible Person under any previously granted and outstanding Awards. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award(s) previously granted, except as otherwise provided in the Plan, provided that, without the consent of an affected Eligible Person, no such Committee action may materially and adversely affect the rights of such Eligible Person under such Award(s).

(d)

Compliance with Legal and Other Requirements.  Notwithstanding any Plan provision to the contrary, the Committee may at any time impose such restrictions on the Plan and participation therein as the Committee may deem advisable from time to time in order to comply with or preserve compliance with any applicable laws, including any applicable federal and state securities laws and exemptions from registrations thereunder.

Further, to the extent it would not violate an applicable provision of Section 409A of the Internal Revenue Code the Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of CVS Health stock or payment of other benefits under any Earned Award until completion of such registration or qualification of such stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which such stock are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Eligible Person to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(e)

Section 409A.  The Company intends that the Plan not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Internal Revenue Code, as amended, and the regulations and guidance thereunder (collectively, “Section 409A”), and that to the extent any provisions of the Plan do not comply with Section 409A the Company will make such changes as it deems reasonable in order to comply with Section 409A.  In all events, the provisions of CVS Health Corporation’s Universal 409A Definitions Document are hereby incorporated by reference, and notwithstanding the any other provision of the Plan or any Award to the contrary, to the extent required to avoid a violation of the applicable rules under Section 409A by reason of Section 409A(a)(2)(B)(i) of the Internal Revenue Code (requiring certain delays for “specified employees”), payment of any amounts subject to Section 409A shall be delayed until the first business day of the seventh (7th) month following the date of termination of employment.  For purposes of any provision of the Plan providing for the payment of any amounts or benefits in connection with a termination of employment, references to an Eligible Person’s “termination of employment” (and corollary terms) shall be construed to refer to the Eligible Person’s “separation from service” with the Company as determined under Section 409A.

(f)

Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, stock, or other property), re-capitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the stock such that an adjustment is appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and kind of Shares of stock subject to or deliverable in respect of outstanding Awards.

(g)

Limitation on Rights Conferred by Awards Granted under Plan.  Neither the Plan nor any action taken under the Plan shall be construed as conferring on an Eligible Person any of the rights of a shareholder of CVS Health until the Eligible Person is duly issued or transferred Shares in accordance with the terms of an Earned Award.

(h)

Unfunded Status of Awards; Creation of Trusts.  The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to an Eligible Person or obligation to deliver stock pursuant to an Award, nothing contained in any Award shall give any such Eligible Person any rights that are greater than those of a general creditor of CVS Health, provided that the Committee may authorize the creation of trusts and deposit therein cash, stock, other awards or other property, or make other arrangements to meet CVS Health’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Eligible Person.

11.  Governing Law

The validity, construction and effect of the Plan, and any rules and regulations under the Plan shall be determined in accordance with Delaware law, without giving effect to principles of conflicts of laws and applicable federal law.